Exhibit 20
                                                                      ----------


                                        May 10, 1999


Hand Delivery

Gene Kleinhendler, Adv.
Kleinhendler & Halevy
30 Kalisher St.
Tel Aviv

     Re:  ESC Medical Systems Ltd.

Dear Mr. Kleinhendler,

     Further to our letter of May 9, 1999, advising you that our clients, TPR Investments Associates, Inc., Trans-Resources, Inc., Haifa Chemicals Holdings Ltd. and Barnard Jacob Gottstein TTEE, are convening an extraordinary general meeting pursuant to Section 110 of the Companies Ordinance, on behalf of our said clients we hereby request under Section 66 of the Ordinance a copy of the Register of Members of the Company, as of May 10, 1999.

                                        Sincerely yours,



                                        /s/ Yoram Ashery, Adv.

cc:  Arie Genger
     Barnard J. Gottstein



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